Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280921

March 17, 2025

PROSPECTUS SUPPLEMENT NO. 2

Up to 10,000,000 Ordinary Shares

This prospectus supplement amends the prospectus dated March 12, 2025 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, and registered with the Cayman Islands Registrar of Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 10,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (the “Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of July 11, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “New SEPA”) and (y) Ordinary Shares (the “Commitment Shares”) that may be issued at our option to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the New SEPA.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s current report on Form 6-K, furnished with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, which is restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “ZAPP.” The closing price of the Ordinary Shares on Nasdaq on March 14, 2025 was $0.81 per share.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is March 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

INCORPORATION BY REFERENCE

This report on Form 6-K shall be deemed to be incorporated by reference into Zapp Electric Vehicles Group Limited’s registration statements (i) on Form S-8 (Registration Number: 333-285730) and (ii) on Form F-3 (Registration Number: 333-285544), each as filed with the U.S. Securities and Exchange Commission and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press release issued by Zapp Electric Vehicles Group Limited, dated March 17, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: March 17, 2025	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer